WIL-COM-003	CODE of ETHICS	Version: 2.0
Effective Date: 1/3/2023	PUBLISHED	Next Review: Dec 2023

Wilshire Code of Ethics

PURPOSE

The Code of Ethics (“Code”) for Wilshire Advisors LLC, Wilshire Benchmarks USA LLC, Wilshire Associates Europe B.V.), Wilshire Opco UK Limited, Wilshire Advisors UK Limited, and the other relevant entities within, or that become part of, the common control structure that forms the global Wilshire group (collectively, “Wilshire” or the “Firm”) has been adopted in compliance with the requirements of the Investment Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, and other relevant rules and regulations in the relevant jurisdictions.

The principles emphasize Wilshire’s overarching fiduciary duty to our investment management and advisory clients and the obligation of the Firm’s personnel to uphold that fundamental duty and the other relevant entities within, or that become part of, the common control structure that forms the global Wilshire group (collectively, “Wilshire” or the “Firm”) has been adopted in compliance with the requirements of the Investment Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, and other relevant rules and regulations in the relevant jurisdictions.

The principles emphasize Wilshire’s overarching fiduciary duty to our investment management and advisory clients and the obligation of the Firm’s personnel to uphold that fundamental duty.

GUIDANCE: Our Code of Ethics applies to all employees of Wilshire.

Some of the terminology, elements and requirements of this Code are technical, mandatory, or governed by statute and may not be as familiar to those employees who may be in roles and functions where the terminology is not as familiar.

We have endeavoured to make this Code accessible. Where explanatory guidance is provided it will appear in a box such as this. Such “guidance”, itself, is not part of the Code.

Any questions you have, may and should be directed to Compliance.

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WIL-COM-003	CODE of ETHICS	Version: 2.0
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Table of Contents

PURPOSE		1
I.	RESPONSIBILITIES	3
II.	DEFINITIONS	3
III.	PRINCIPLES	6
A.	COMPLIANCE WITH LAWS AND REGULATIONS	6
B.	GENERAL PRINCIPLES AND DUTIES	6
C.	CONFLICTS OF INTEREST	7
D.	OUTSIDE EMPLOYMENT OR OTHER ACTIVITIES	7
E.	CONFIDENTIALITY	7
IV.	MATERIAL NON-PUBLIC INFORMATION	8
A.	MNPI DEFINITION	8
B.	MNPI HANDLING AND PROHIBITED TRANSACTIONS	10
V.	PERSONAL SECURITIES TRANSACTIONS, PROCEDURES AND REPORTING	10
A.	GENERAL RESTRICTIONS	10
B.	OBLIGATIONS OF COMPLIANCE REGARDING PERSONAL SECURITIES TRANSACTIONS, PROCEDURES AND REPORTING	11
C.	OBLIGATIONS OF ACCESS PERSONS REGARDING PERSONAL SECURITIES TRANSACTIONS, PROCEDURES AND REPORTING	12
D.	PRE CLEARANCE	13
E.	INITIAL PUBLIC OFFERINGS (“IPOS”) AND PRIVATE INVESTMENTS	13
F.	PRE-CLEARANCE EXEMPTIONS	14
VI.	UNDUE INFLUENCE AND ANTI-CORRUPTION	15
A.	GENERAL	15
B.	BUSINESS ENTERTAINMENT	16
C.	EDUCATIONAL EVENTS	17
D.	GIFTS AND GRATUITIES	18
E.	BRIBERY AND CORRUPT PRACTICES	19
F.	POLITICAL CONTRIBUTIONS (FOR U.S. CITIZENS AND RESIDENTS)	20
VII.	ADMINISTRATION AND ENFORCEMENT OF THE CODE	20
A.	FORM ADV DISCLOSURE	21
A.	TRAINING AND EDUCATION	21
B.	ANNUAL REVIEW	21
C.	REPORT TO THE BOARD	21
D.	REPORTING VIOLATIONS	21
E.	SANCTIONS	22
F.	RECORD KEEPING	22
G.	FURTHER INFORMATION REGARDING THE CODE	22
VIII.	DOCUMENT HISTORY	23

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I.       RESPONSIBILITIES

Role	Responsibilities
Executive Committee (ExCo)	Establish and model the Wilshire Code of Ethics and ensure it reflects the values, culture, and obligations of Wilshire, in spirit and principle.
Departmental Managers	Ensure Wilshire Ethics are incorporated into day-to-day operational practices and communications, and promptly escalate and report suspected issues.
All Personnel	Acknowledge, abide, and action Wilshire Ethics in practice.
CCO	Ensure the Code is in accord with relevant regulations. Interpret and enforce this Code within Wilshire, including granting or denying exceptions, collecting, and monitoring transactions and reports, and investigating potential violations.

II. DEFINITIONS

Term	Definition
Personnel	Wilshire’s officers, directors, employees, and other agents acting in a capacity of an employee.
Investment Personnel	Personnel whose primary role, function, and title is consistent with that of a Consultant, Portfolio Manager, Investment Professional, Manager Researcher or otherwise engaged in activities pertaining to evaluation of Investments or Investment Managers for the purpose of investing client assets.
Supervised Person

An individual for which any of the following apply:

 i. Directors and officers of Wilshire (or other persons occupying a similar status or performing similar functions) its parent companies and affiliated Investment Companies.

ii. Employees of Wilshire

iii. Persons who act as an agent on behalf of Wilshire and are subject to Wilshire’s supervision and control (including temporary workers; consultants certain employees of affiliates; or particular persons designated by the CCO) engaged in offering or providing investment advice on behalf of Wilshire, or offering or engaged in index research or production

iv. Persons designated by the CCO as Supervised Persons.

Access Person

Access Persons are Supervised Persons, except for:

i. Directors of Wilshire or it’s parent companies who are not employees of Wilshire, and who do not participate in decisions regarding client security transactions or recommendations nor have access to confidential information pertaining to same; and

ii. Directors of Wilshire’s affiliated Investment Companies who are not employees of Wilshire or the Investment Companies, within the meaning of the Investment Company Act, (“Independent Fund Directors”) and who do not participate in decisions regarding client security transactions or recommendations and do not have access to confidential information pertaining to same.

Notwithstanding the foregoing, any persons designated by the CCO as Access Persons shall also be deemed as such for purposes of this Code.

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Reportable Security

Any security other than a security which is also an Exempt Asset. A security is as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) or Section 2(a)(36) of the Investment Company Act, and open-end ETF shares and UIT ETF shares, or their foreign equivalent.

Exempt Assets

Tradeable assets which do not require either reporting and/or pre-clearance.

Generally, securities which are not designated as a Reportable Security, will be an Exempt Asset, including:

i. Direct government obligations (e.g., U.S. Treasury securities); and

ii. Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; and

iii. Shares issued by money market funds; and

iv. Shares of open-end funds that are not advised or sub-advised by Wilshire (or certain affiliates, where applicable); and Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by Wilshire (or certain affiliates, where applicable); and

v. Additional securities, if, in the opinion of the Chief Compliance Officer, no conflict of interest could arise from personal trades in such security.

Exempt Transactions:

The following Reportable Securities’ transactions do not require preclearance.

i. Transactions in a Personal Account over which the Employee has no direct or indirect influence or control (i.e., managed for an Employee on a discretionary basis by a third person or entity);

ii. The receipt of any Security received as part of an Employee’s compensation;

iii. Any Securities transaction effected in an Employee’s Personal Account pursuant to an automatic investment plan, which means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) a Personal Account in accordance with a predetermined schedule and allocation, and includes dividend reinvestment plans.

iv. Purchase or sale effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; and

v. Acquisitions of securities through gifts or bequests.

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Beneficial Ownership

A legal arrangement or relationship and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security. Further, beneficial ownership:

i. is presumed for any spouse, domestic partner, and minor children of Access Persons; and

ii. may also be considered for accounts of any other relative or dependents living with the Access Person; and iii. applies for accounts of trusts, partnerships, or other legal entities in which the Access Person is a beneficiary; and

iv. applies to securities accounts over which Access Person has influence or control over investment decisions, regardless of any relationship noted herein.

Covered Account	Accounts in which Reportable Securities can be held, and in which an Access Person is an owner or has Beneficial Ownership.

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III.       PRINCIPLES

GUIDANCE: The Code is not exhaustive; it provides guidance for Personnel to carry out their responsibilities on behalf of Wilshire and observe the highest standards of ethical conduct, within and outside the Firm. Personnel should carefully consider that outside activities, which may not be prohibited or require approval, can also tarnish the reputation of the Personnel and/or the Firm.

The Code cannot foresee every possible situation, it is important that Personnel exercise good judgment, apply ethical principles and raise questions when in doubt.

Personnel may have additional responsibilities as outlined in Wilshire’s Compliance Manual.

A. Compliance with Laws and Regulations

Supervised Persons are required to respect and obey the laws, rules, and regulations applicable to our business, including those applicable to, without limitation, investment advisers, investment companies, index and benchmark administration, securities transactions and other federal and state laws of the United States, or other relevant jurisdictions. Likewise, Supervised Persons are responsible for being familiar and complying with the procedures applicable to their function. Although you are not expected to know the details of each law governing our business, you are expected to be familiar with and comply with the company-wide policies and procedures and those that apply to your function. When in doubt, seek advice from supervisors, managers or other appropriate employees as outlined in the Code.

B. General Principles and Duties

The Code includes securities-related conduct and focuses principally on personal securities transactions, insider trading, and securities reporting requirements. Accordingly, Wilshire’s Personnel have:

a. a duty to place the interests of clients first

b. a requirement that personal securities transactions be conducted in such a manner as to be consistent with the Code and to avoid actual or potential conflicts of interest or abuse of Personnel’s position of trust and responsibility

c. to abide by the principle that investment adviser personnel should not take inappropriate advantage of their positions

d. to abide by the principle that information concerning the identity of security holdings and financial circumstances of clients is confidential

e. to abide by the principle of independence in the investment decision-making process

f. an affirmative duty to not trade based on material non-public information obtained through employment at Wilshire.

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In addition, Wilshire places great importance on the Firm’s reputation, as well as principles of honesty, integrity, and professionalism. Failure to comply with this Code may result in disciplinary action, up to and including termination of employment.

C. Conflicts of Interest

Wilshire seeks to mitigate conflicts of interest through appropriate controls, transparency and oversight. Wilshire manages conflicts of interest through disclosure and/or acknowledgement, and through the imposition of ethical walls within the Wilshire organization. Additional restrictions regarding securities transactions may also apply to Supervised Persons in order to mitigate conflicts of interest.

D. Outside Employment or Other Activities

Employment or other outside activity by Personnel may result in possible conflicts of interests for the Personnel or for the Firm and may require review and approval by the Personnel's supervisor and the Chief Compliance Officer or General Counsel. While this is not an exhaustive list, outside activities which are subject to review and approval include:

• being employed or compensated by any other entity, including part-time, evening or weekend employment;

• active work in another business, e.g., serving as an officer, director, partner, etc., in another entity not affliated with Wilshire;

• ownership interest in any non-publicly traded company or other private investments

• sitting on the board of a foundation or endowment; or,

• public speaking or writing activities.

Accordingly:

a. Personnel will submit an Outside Business Activities Request for non-Wilshire business activities related to industries in which Wilshire is engaged or which may otherwise represent a potential conflict of interest, in a form as reasonably requested by Compliance.

b. Approval will be obtained before undertaking any such activity so that a determination may be made that the activities do not interfere with the Personnel's responsibilities at the Firm and conflicts of interests in such activities may be addressed.

E. Confidentiality

Confidentiality provisions start with the basic premise that information concerning the identity of security holdings and financial circumstances of clients is confidential.

a. Wilshire’s Duties. Wilshire manages information, including client information, in accordance with Wilshire’s Information Security Policy and related policies regarding information security and confidentiality.

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b. Supervised Persons’ Duties. Supervised Persons are prohibited from disclosing to persons outside the Firm confidential or proprietary information about clients, the securities investments made by the Firm on behalf of clients, information about contemplated securities transactions, or information regarding the Firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes (including adherence to Investment Company policies).

c. Internal Walls. Access Persons are prohibited from disclosing confidential and proprietary information concerning clients or securities transactions and holdings to non-access persons, except for legitimate business purposes (including adherence to Investment Company policies).

IV. Material Non-Public Information

GUIDANCE: In the normal course of business, Wilshire Personnel may come into possession of proprietary or confidential information of various companies which is deemed by law to be material nonpublic information about various companies. It is illegal to trade in a security or engage in other related investment activity, while in possession of material non-public information ("Insider Trading"), to share material non-public information with another person ("Tipping") or to assist anyone to engage in such behavior.

Insider Trading and Tipping are subject to both criminal and civil prosecution and could result in criminal and or civil prosecution of Wilshire as well as the Personnel involved.

A. MNPI Definition

Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received. When information relates to a possible future event, materiality is determined by balancing the probability of occurrence of the event and the anticipated magnitude of the event in light of the totality of the activity of the company affected.

Whether information is material can be difficult to evaluate in the abstract and is often assessed on the basis of hindsight. Generally, information is "material" if it would be likely to affect the Company's stock price, or if it would be relevant to a reasonable investor in making an investment decision about whether to buy, hold or sell a security or make a transaction. Either positive or negative information may be material. Assuming that it is not publicly known, examples of material inside information could be:

• Financial results and other earnings information

• Financial forecasts and plans

• Possible acquisitions, dispositions, joint ventures, and other major transactions

• Major personnel or management changes

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• Information that would have an impact on earnings (such as unanticipated write-downs or gains and operating losses or gains including underfunded pensions)

• The gain or loss of a significant customer or supplier

• A major lawsuit or governmental investigation

• Development of a significant new product or process

• Significant labor disputes

• A change in auditor, substantial changes in accounting methodologies or auditor notification that an issuer may no longer rely on an audit report

• A new issuance of stock or debt or other significant financing developments (e.g., defaults, repurchase plans, stock splits)

• A possible change in control

• The future addition (deletion) of a security to (from) an index administered by Wilshire, for example arising from an index reconstitution, that has yet to be published

• A significant change to the weight of a constituent of an index administered by Wilshire, for example arising from a corporate event, the treatment of which has yet to be published

GUIDANCE: It is not illegal to have MNPI, it is illegal to misuse it. Wilshire colleagues may encounter MNPI as a natural part of their job function, for example, Manager Research or M&A opportunities which may involve a public company.

This code outlines procedures and obligations of Access Persons regarding the handling and obligations while MNPI remains non-public.

Whether Material information should be considered non-public depends on the source from which we received it and the availability of the information from alternative sources or for others in the marketplace. Should you have questions regarding whether material information should be considered non-public, please contact Legal or Compliance.

Information may generally be considered public when available in public sources, for example, a press release, a public filing made to the SEC, FCA or in materials sent to shareholders (such as an earnings report, investor letter, prospectus, or proxy statement).

If you believe you are in posession of MNPI, promptly inform the CCO of all details of the situation, so that appropriate security procedures can be implemented firm wide. Do not discuss the material nonpublic information with anyone except as required by these policies, and avoid referring to the information in hallways, elevators, restaurants, taxis or other places where you may be overheard

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B. MNPI Handling and Prohibited Transactions

a. Personnel of the Firm are prohibited from trading, for themselves, the Firm or any client, in any security while in possession of material, nonpublic information, pertaining to that security or those securities. Limited exceptions to this policy may exist (depending on the circumstances). However, transactions that would be exceptions should be cleared in accordance with the pre-clearance procedure detailed above.

b. If you believe that you may have come into possession of material, nonpublic information, or if you believe the Firm's activities, including signing an NDA, may have created material, nonpublic information, the following procedures should be followed:

i. Promptly report to Compliance the receipt of or exposure to potential MNPI

ii. Promptly cease trading in the MNPI-related securities and/or other MNPI related investment and advisory activities including trading on behalf of the Firm and its clients, and trading in accounts in which you have Beneficial Ownershp or over which you have discretion, except as may be allowed by law and contract.

iii. Promptly cease circulating any evaluations or research which may engage the MNPI, except as may be allowed by law or contract.

iv. Promptly cease recommending any transactions or other investment or advisory activity, which may engage information that may engage material non-public information or be subject to an NDA, in any of the securities of the subject company to on behalf of anyone, including clients of the Firm and your business associates, friends or relatives, except as may be allowed by law or contract. This prohibition includes making comments about the Firm that could be interpreted as advice and/or a recommendation. Do not solicit clients or potential clients to buy or sell the securities.

V.	Personal Securities Transactions, Procedures and Reporting

A. General Restrictions

a. Access Persons, in their personal securities transactions, are subject to Wilshire’s Personal

Trading Policies, as detailed in this Code. Access Persons are required to comply with reporting requirements under both Rule 204A-1 and Rule 17j-1

b. Supervised Persons are prohibited from Insider Trading and from Tipping

c. Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Investment Company, as defined by the Investment Company Act, to which Wilshire is an investment adviser, to:

i. engage in acts, practices or courses of conduct which operate or would operate as a fraud or deceit upon such client

ii. mislead clients, including by making a statement that omits material facts

iii. engage in manipulative practices with respect to a client

iv. engage in manipulative practices with respect to securities, including price manipulation

v. Covered Accounts and Designated Brokerages

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d. Covered Accounts in which an Access Person is an owner or has Beneficial Ownership are reportable, even if being exclusively used for non-reportable securities. Brokerage and custodian accounts which are only capable of holding non-reportable securities are not required to be reported.

e. To facilitate implementation of this Code, Access Persons are required to maintain their Covered Accounts with a brokerage firm approved by Wilshire (“Designated Brokerages”)

f. The list of Designated Brokerages is maintained by and can be obtained from Compliance

g. Access Persons with Covered Account(s) at non-Designated Brokerages are required to transfer their account to a Designated Brokerage within two weeks of their hire date.

h. Access Persons may request an exception in writing from Compliance by submitting a Designated Brokerage Account Exception form. Exceptions are at the discretion of Compliance. If provided with an exception you are responsible to provide Compliance with the necessary information in accordance with the Code and to ensure your compliance with the Code, in such manner as reasonably requested by Compliance.

GUIDANCE: It is important that staff understand their obligations under the Code of Ethics as outlined in detail in the sections below. In most cases:

- You need to report brokerage accounts to Wilshire. This may include accounts in addition to those directly under your name. Compliance may grant Exceptions, but this would be rare.

- You need to report securities transactions to Wilshire. Typically, this is accomplished by using a designated brokerage firm and authorizing an electronic data feed. Wilshire maintains a list of firms, which may be obtained from Compliance.

- You need to preclear many types of securities transactions (e.g., buying or selling securities). This means obtaining approval in advance of the transaction, typically using the firm’s online compliance platform.

These details of these, and other, obligations are outlined in the sections below. If you are unsure of how the Code applies in a specific situation, ask the Compliance team for guidance.

B. Obligations of Compliance regarding Personal Securities Transactions, Procedures and Reporting

a. Maintaining Code of Ethics. Compliance will maintain the Code in accordance with relevant regulation and appropriate Personal Trading Policies. Compliance will ensure policies and procedures are appropriately distributed to Personnel.

b. Monitoring of Personal Securities Transactions. The Compliance Department is responsible for reviewing personal securities transactions and holdings reports of all Access Persons.

c. Restricted Companies List. Compliance will maintain and publish a Restricted Companies List (“RCL”) of securities in which Access Persons are generally prohibited from trading.

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d. Inclusion of Companies on RCL. Members of the Investment Solutions team, in consultation with Compliance, will determine whether to include companies on the RCL.

e. Removal of Companies from RCL. Companies should be removed from the RCL once previously material non-public information is public or circumstances dictate.

f. MNPI Reporting. No less than monthly, Compliance shall request, and each business service unit shall promptly provide, the names of publicly traded companies for which Personnel may have encountered material non-public information or for which Wilshire may believe it is prudent to restrict trading for other reasons.

g. Pre-clearance. Compliance will determine which securities transactions may be executed or denied.

h. Violations. Compliance will monitor compliance with Wilshire’s Code of Ethics and document and report violations to Wilshire’s Executive Committee, Board of Directors, and other relevant parties.

C. Obligations of Access Persons regarding Personal Securities Transactions,

Procedures and Reporting

a. Access Persons are required to disclose relevant accounts, securities holdings, except as noted in this Code.

b.       Brokerage Account Reports. Access Persons shall disclose promptly following hire, in a manner reasonably satisfactory to Compliance, the following information about any Covered Accounts:

i. the name of the broker, dealer, or bank with whom the Access Person established the account

ii. the date the account was opened

iii. the submission date of the report

iv. Further, Access Persons shall disclose the same information about any Covered Account opened during employment Wilshire.

c. Holdings Reports. All Access Persons are required to submit to the Compliance Department a report of all holdings in Reportable Securities within 10 days of becoming an Access Person and thereafter at least annually, or as Compliance may otherwise request. The holdings report must include:

i. the title and exchange ticker symbol or CUSIP/GMEI identifier or other number, type of security, number of shares and principal amount (if applicable) of each covered security in which the Access Person has any direct or indirect Beneficial Ownership

ii. the name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect Beneficial Ownership

iii. the submission date of the report. Information in the holding report should be current as of a date no more than 45 days prior to the date the person became an Access Person or the date the report was submitted, as applicable, or as soon as made available by their financial institution.

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d. Periodic Transaction Reports. Access Persons are required to submit to the Compliance Department transaction reports no later than 30 days after the end reporting period typical for their providing financial institution, generally quarterly, of all transactions in Covered Securities during the period. The transaction reports should include information about each transaction involving a Covered Security in which the Access Person had, or because of the transaction acquired, any direct or indirect Beneficial Ownership. The reports should include:

i. the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security involved

ii. the nature of the transaction (e.g., purchase, sale)

iii. the executed price of the security for the transaction

iv. the name of the broker, dealer, or bank with or through which the transaction was executed

v. the submission date of the report

D. Pre Clearance

a. Pre-clearance prior to engaging in Transactions. Access Persons are required to obtain preclearance from Compliance prior to engaging in transactions in Reportable Securities, other than Exempt Transactions.

b. Process for pre-clearance. Pre-clearance requests should be made via Wilshire’s Compliance application using the appropriate pre-clearance process in effect at that time. Requests will document:

i. the details of the proposed transaction

ii. representations as to compliance with the personal trading restrictions of this Code

c. The CCO, or designee, will review pre-clearance requests and render a decision to approve

(“clearance”) or decline the request.

d. Documentation of approvals and the reason supporting the approvals will be maintained in the Compliance Department files.

e. Approval of a pre-Clearance request a.k.a. “clearance” is granted for two trading days,

unless otherwise specified.

f. Employees are responsible to ensure Good-until-cancel limit orders are executed within a permitted pre-clearance approval time frame.

g. Pre-clearance of a transaction may be rescinded by Compliance at any time, within its sole discretion. Transactions executed in good faith while Pre-Clearance was or was reasonably believed to be in in effect, will not be considered a violation.

E. Initial Public Offerings (“IPOs”) and Private Investments a. Pre-clearance is required prior to participation in initial public offerings (“IPOs”) and limited or private offerings. Prior approval should consider, among other factors, whether the opportunity being offered to an individual by virtue of his or her position with the adviser.

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b. Approval for IPOs may not be available to Access Persons who are also members of registered broker-dealers due to certain laws and regulations (e.g., FINRA rules in the U.S.). If you have any questions as to whether a particular offering constitutes an IPO, consult Compliance before submitting an indication of interest to purchase the security.

c. Add-on investments in a private issuer requires additional disclosure to Compliance.

d. Participating in advising a client with regards to a private issuer in which you have an investment requires disclosure of the conflict to Compliance.

F. Pre-Clearance exemptions

Exempt Assets or Exempt Transactions, as defined above, may not require pre-clearance before execution (as outlined in Section V.E) or regular reporting (as outlined in Section V.D). The chart below is provided as a guide to assist you with determining if an Exempt Security or Exempt Transaction requires pre-clearance or reporting.

GUIDANCE: The below chart is for reference and is not intended to be Comprehensive. Securities terminology may vary in global markets and different jurisdictions. If a security type is not listed here or you are unsure how a security is treated under this policy, please contact Compliance directly. Compliance may request an Employee to certify as to the exempt nature of these transactions.

GUIDANCE: Chart of Exemptions:

Security types	Reportable	Pre-clear
Equities
Equity securities, including real estate investment trusts (REITS), and including options, futures, structured notes, or other derivatives on equities	Yes	Auto preclear eligible
Funds
Money market funds	Exempt	N/A
Open-end funds advised or sub-advised by Wilshire	Yes	Yes
Open-end funds not sub-advised by Wilshire	Exempt	N/A
Closed-end funds (including venture capital trusts, investment trusts and any closed-end funds for which Wilshire is an adviser or sub-adviser)	Yes	Yes
Exchange-traded funds (ETFs) and exchange-traded notes (ETNs), including options, futures, structured notes, and other derivatives related to these exchange-traded securities for which Wilshire is the adviser, sub-adviser or which uses a Wilshire index.	Yes	Yes
Exchange-traded funds (ETFs) and exchange-traded notes (ETNs), including options, futures, structured notes, and other derivatives related to these exchange-traded securities for which Wilshire is not the adviser, the sub- adviser or which does not use a Wilshire index.	Yes	Auto preclear eligible

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Fixed income
Corporate and municipal bond securities, including options, futures or other derivatives	Yes	Yes
Sovereign government securities and other obligations backed by the full faith and credit of a national government	Exempt	N/A
Quasi-government commercial debt obligations that are not backed by the full faith and credit of a national government (e.g., Fannie Mae, Freddie Mac, Federal Home Loan Banks, Federal Farm Credit Banks, and Tennessee Valley Authority).	Yes	Yes
Options, futures or other derivatives on government securities.	Yes	Yes
Money market instruments, such as certificates of deposit and commercial paper	Exempt	N/A
Other types of Assets
Distributed private funds	Yes	Yes
Private funds offered by Wilshire	Exempt	N/A

VI.	Undue Influence and Anti-Corruption A. General

The spirit of the Code and industry regulations relating to undue influence is to maintain high standards of ethics and prevent impropriety or even the appearance of impropriety amongst our firm and our clients. The prevention, detection and reporting of bribery and other forms of corruption are the responsibility of Personnel.

a.	Personnel are required to avoid activities that might lead to, or suggest, a breach of the Code. The giving or receiving of anything of value that could improperly influence a decision or secure other improper advantage to obtain or retain business, or direct business to a third party, is inappropriate and, in many cases, illegal.

b. Personnel should notify their managers and Compliance as soon as possible if they are offered what could be viewed as a bribe by a third party; are asked to make a bribe; believe they are a victim of another form of corrupt or unlawful practice; or if they believe or suspect that an infraction of this policy has occurred or may occur in the future.

c.	Personnel who breach this policy may face disciplinary action, which could result in termination. In the event a particular situation arises which is not clearly defined by this policy, please contact your manager or Compliance for clarification.

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B. Business Entertainment

GUIDANCE: It is understood that entertainment may be a part of developing and maintaining business relationships. There is no bright line distinction between business entertainment and a gift. Employees are expected to exercise sound judgment in making this determination and following the appropriate policy. No single factor is determinative, but the following, when considered together, generally suggests what would qualify as legitimate business entertainment: Entertainment requires both provider and recipient to be present at the event. Where both parties are not in attendance, the activity is treated as a gift. The entertainment should be related to a business purpose.

- Most of the conversation should be devoted to business topics.

- The entertainment should be infrequent; and

- The entertainment should not involve significant travel; and

- The cost of entertainment should be reasonable.

- The participation of spouses, relatives, and friends in an activity may be permissible so long as it is reasonable and incidental.

Conferences that appear to be primarily social with minimal educational content will be denied.

Employees may entertain or be entertained by clients, prospects, and vendors in circumstances where it is appropriate to do so. Accordingly:

a. Employees should refrain from participating in any form of entertainment if the entertainment could reasonably be construed as seeking to unduly influence a decision or could otherwise be deemed inappropriate.

b. Wilshire reserves the right to deny reimbursement or seek repayment for funds disbursed for entertainment provided by Supervised Persons if the entertainment is prohibited by this policy, could be damaging to the reputation or business of Wilshire, or is deemed to otherwise violate the spirit of this policy.

c. The cost of business entertainment given or received should be limited to an amount deemed to be reasonable considering the circumstances. Entertainment that is excessive in cost has the potential to create either an actual or apparent conflict of interest. Entertainment, given or received, that is expected to have a market value (which may or may not be greater than the nominal value) more than $500 per attendee should be sanctioned by your supervisor and approved by Compliance prior to engagement. The total cost of an event should be evaluated in determining the value of the engagement (e.g., if the activity is a conference the costs of travel, accommodation, and activities should be considered as one and not piecemeal when determining the market value).

d. Entertainment that does not qualify as business entertainment may constitute a gift, which is subject to the rules regarding Gifts and Gratuities per Section D.

e. Wilshire will not reimburse employees for the cost of business entertainment that is deemed to be excessive, even if not reportable.

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f. All Supervised Persons are subject to Wilshire’s Travel and Entertainment Policies

g. Wilshire generally does not pay the cost of third-party travel or accommodations. However, where Wilshire has invited a client, prospect, or vendor to participate in an educational seminar or conference, it may pay the cost of the airfare and/or accommodation, if such expenses are reasonable, appropriate guidelines are followed, and the expense has been approved by a supervisor.

h. Supervised Persons may receive travel and/or accommodations for an event in keeping with the guidelines in this policy.

i. Travel by Supervised Persons on a third party’s corporate or private jet is generally not permitted unless expenses for the apportioned cost of the Supervised Persons travel are reimbursed. Exceptions may be allowed with the approval of Compliance.

j. Unless participating with a client, Investment Personnel should reimburse asset managers the reasonably assessed market value for any entertainment paid for by the asset manager or pay for themselves when engaging in entertainment with asset managers. Where a client is present, Investment Personnel may give or receive entertainment, subject to the other provisions of this policy. De minimis items, such as a working lunch served in a manager’s office during a visit, coffee, soft-drinks, or bottled water are not deemed entertainment for purposes of this policy. Being taken out to lunch, however, would be deemed entertainment and covered by this provision.

k. Many states, cities, local governments, and foreign jurisdictions significantly restrict or prohibit their employees from accepting anything of value from service providers like Wilshire. Before entertaining a public official, employees should obtain reasonable comfort as to the propriety of doing so.

l. Private pension plans may limit or prohibit trustees and staff from accepting anything of value from service providers such as Wilshire. Before entertaining plan trustees or staff, it is incumbent upon employees to confirm with the trustee or staff whether their plan rules allow them to accept business entertainment.

C. Educational Events

a. Supervised Persons (including Investment Personnel) may attend, participate, accept sponsorship to participate in finance industry educational events or finance industry conferences as a guest or a speaker. Provided:

i. The events are generally open to individuals in the industry and not exclusively for Supervised Persons

ii. Supervised Persons are treated in like manner to other participants (e.g., entrance fee, cost of room, board, activities, etc.); and

iii. The events are not extravagant in nature

b. Finance industry networking events may include social events such as holiday parties or charitable events. To the extent the event is sponsored by a third party to which Wilshire has been invited by an asset manager who has paid to be at the event, Investment Personnel must reimburse the asset manager for their participation.

c. Attendance at finance industry educational and networking events must be pre-approved by your supervisor and Compliance.

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d. Travel and accommodation may be accepted subject to the other provisions of this policy. e. Finance industry conferences whose registration fee or participation value is greater than $1,000 require pre-approval by Compliance.

D. Gifts and Gratuities

a. Personnel may not give or accept gifts or gratuities of an extraordinary or extravagant nature, in order to not compromise the judgment or the reputation of the Personnel or the Firm.

b. Personnel may give or receive gifts of nominal value or those that are customary in the industry. Generally, a nominal value of a gift would not exceed a value of $100 per person but will be determined by the facts and circumstances regarding the gift, the giver, and the recipient.

c.  Employees should provide a best effort estimate of the fair market value or equivalent when reporting gifts or entertainment.

d. All gifts, given or received, need to be reported to Compliance. Gifts greater than $100 require prior approval before distribution or acceptance.

e. Wilshire reserves the right to request that any gift received by Personnel be returned in the event the gift is prohibited by this policy or is deemed to violate the spirit of this policy and industry rules.

f. Personnel who are registered with a broker dealer have additional restrictions related to gifts given or received in their capacity as a registered rep.

g. Exemptions from Reporting:

i. Trinkets with de minimis value, such as such as pens, calendars, mousepads etc.

ii. Gifts between family members.

iii. Generally, personal friends of Supervised Persons unrelated to Wilshire business.

iv. Gifts between Supervised Persons.

GUIDANCE: Examples of acceptable and unacceptable business entertainment and gifts, which illustrate application of the factors described, are listed below:

Meals Served on Site During Client Meeting. An all-day client meeting is held at a Wilshire Office. The meeting is devoted to discussions on Wilshire’ services. Because this meeting lasts all day, a catered lunch is served on site at a cost of approximately $25 per person. Applying the factors above, this meal is acceptable business entertainment.

Evening Entertainment. Two of the individuals who attended the on-site meeting described above travelled to Boston from out of town. Due to airline scheduling, they will not leave Boston until the following morning. Two Wilshire employees invite these individuals to dinner at a restaurant located in downtown Boston. Although various topics are discussed during this meal, the conversation continues to focus largely on Wilshire’s services and the client’s needs and objectives. The cost of the meal is approximately $75 per person. Applying the factors above, this meal qualifies as acceptable business entertainment.

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Tickets to an Athletic Event. Following the dinner described above, one of the Wilshire employees offers the individuals tickets to the Boston Celtics game at the TD Arena. The tickets have a face value of $75. No Supervised Persons attend the game. These tickets do not qualify as business entertainment because no Wilshire employee is present at the game. The tickets constitute a gift and, therefore, are subject to the limit of $100 per individual. If the market value of the tickets can reasonably be expected to match their face value of $75, the tickets must be reported but do not require pre-approval.

Customary mementos at closing dinners, permitted golf outings and similar functions, such as lucites or paperweights commemorating transactions are acceptable gifts.

Gifts with a nominal retail value given on an occasion when gifts are customary. A vase that costs US$50 from a customer as a wedding gift is acceptable.

If a Custodian sent a designer scarf to thank you for recommending their services to a client, that would not be an acceptable gift, even if the value is below the $100 limit. You cannot accept this gift because it is not being given on an occasion when gifts are customary, and it is being offered as a reward in connection with your conduct of the Company’s business.

When in doubt, consult Compliance.

E. Bribery and Corrupt Practices

Wilshire is subject to the Foreign Corrupt Practices Act (“FCPA”) of the United States, and the Bribery Act of the United Kingdom (“UBA”), as well as similar laws in other jurisdictions. In accordance with the UBA bribery need not involve a public official and can include fully private transactions. In addition, the failure to prevent bribery, in and of itself, is a separate offence. Under the UBA, bribery and corruption are punishable by up to ten years imprisonment, for individuals, and up to an unlimited fine and the possibility of being excluded from tendering for public contracts, for the Firm.

The primary tool against bribery and corruption is the high ethical standards of our Personnel and strong internal controls.

a. Wilshire maintains detailed financial records which evidence the business reason for payments to third parties and records gifts given and received.

b. Accounts, invoices, memoranda and other documents and records relating to dealings with third parties, such as clients, suppliers, and business contacts, should be prepared and maintained with accuracy and completeness.

c. Accounts may not be kept "off-book" to facilitate or conceal improper payments.

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F. Political Contributions (For U.S. Citizens and Residents)

Though Personnel may participate in the political process including personal political contributions, State and Federal regulations exist and may have consequences for certain political activity.

SEC “pay to play” are serious and strictly enforced. Rules limit the risk that investment advisors make campaign contributions and related payments to incumbent officials or candidates for office, in order to influence the award of contracts for the management of government assets.

If an investment adviser or its employee makes a political contribution to an incumbent official or candidate for office who is or will be able to influence the selection of the adviser by a government entity, the investment adviser is prohibited from receiving compensation from any advisory services provided to such government entity for two years.

Enforcement action is common, onerous, and public.

Accordingly, Wilshire Personnel:

a. May participate in the political process as an individual not as a representative of Wilshire.

b. May not work on a political fundraiser or other campaign activity during work hours.

c. May not make political contributions in order to obtain or retain business or to obtain any other improper benefit.

d. May not use corporate assets, facilities, or other personnel to improperly benefit any candidate, campaign, political party, or political committee.

e. Will obtain pre-approval of political contributions for elections involving state and local officials or offices with Compliance prior to making such contributions.

f. Are periodically required to certify that no political contributions have been made; or affirm that any political contributions to political figures in a position to influence the selection of the adviser by a government entity:

i. Are limited to $350 (including contributions from one’s spouse) per electionError! Bookmark not defined., per candidate if the employee is entitled to vote for the candidate; or

ii. Are limited to $150 (including contributions from one’s spouse) per electionError! Bookmark not defined., per candidate if the employee is not entitled to vote for the candidate

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VII. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A. Form ADV Disclosure

Wilshire shall include in Form ADV, Part 2A a description of the Firm’s Code along with a statement that Wilshire will provide a copy of the Code to any client or prospective client upon request. In addition, Wilshire shall review and update the Firm’s Part 2A disclosure in connection with making amendments to the Code.

A. Training and Education

The CCO, or his/her designee, will be responsible for training and educating Supervised Persons regarding the Code. Training will occur periodically, and supervised persons shall be required to attend any training sessions or read applicable materials. Remedial training may be provided on an as-needed basis for personnel that have violated any provision of the Code, as may be determined by the CCO or designee.

B. Annual Review

The CCO shall review at least annually the adequacy of the Code and the effectiveness of its implementation.

C. Report to the Board

The CCO shall provide an annual written report to the board of the directors of Wilshire and of the funds it advises or sub-advises that describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response to such violations. The report will include:

a. a discussion of whether any waivers that might be considered important by the board were granted during the period

b. certify that the adviser has adopted reasonable procedures necessary to prevent Access Persons from violating the Code.

D. Reporting Violations

Supervised Persons should report violations of the Firm’s Code promptly to the CCO or designee.

a. Confidentiality. Such reports shall be confidential to the extent permitted by law and investigated promptly and appropriately.

b. Alternate Designee. The Head of Legal is designated as the alternate person to whom Personnel may report violations in case the CCO is involved with the violation or is unreachable.

c.       Types of Reporting. Examples of the types of reports Supervised Persons should make,

include, but are not limited to:

i. Noncompliance with applicable laws, rules, and regulations

ii. Noncompliance with the Code

iii. Fraud or illegal acts involving any aspect of the Firm’s business

iv. Material misstatements in regulatory filings, internal books and records, client records or reports

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v. Activity that is harmful to clients, including fund shareholders

vi. Deviations from required controls and procedures that safeguard clients and the Firm

E. Sanctions

Violations of the Code may result in disciplinary action deemed appropriate, including, but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

F. Record Keeping

Wilshire shall maintain the following records in a readily accessible place:

a. A copy of each Code that has been in effect at any time during the past five years.

b. A record of any violation of this Code and any action taken because of such violation for five years from the end of the fiscal year in which the violation occurred.

c. A record of written acknowledgements of receipt of this Code and amendments for each person who is currently, or within the past five years was, a Supervised Person.

d. Holdings and transactions reports made pursuant to the Code.

e. A list of the names of persons who are currently, or within the past five years were, Access Persons.

f. A record of decisions, and the support for the decisions, to approve the acquisition of securities by Access Persons requiring pre-approval under the Code for at least five years after the end of the fiscal year in which approval is granted.

G. Further Information Regarding the Code

Supervised Persons may obtain additional information about this Code or other ethics-related questions by contacting any member of Wilshire’s Compliance Department.

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VIII. DOCUMENT HISTORY

Approvals:

Role	Title	Signature
Author	Chief Compliance Officer (CCO)
Approver	Chief Operating Officer (COO)
Approver	President
Approver	Head of Legal
Approver	Head of HR

Revisions

Version	Changes	Date of revision
1.0	Revised document	January 2011
1.1	Revised document	June 2014
1.2	Revised document	September 2016
1.3	Revised document	June 2018
1.4	Revised document	September 2018
1.5	Revised document	December 2020
2.0

MAJOR REVISION: General document restructure in alignment with the Controlled Document Governance Policy, for both readability and accessibility.

Policy revision requiring pre-approval of Covered Securities, unless exempted, revision to definition of access persons to include ALL employees. Accounting for enhanced globalization of Wilshire for 2021 ownership change.

Incorporating sections that were previously contained in the Compliance Manual

December 2022

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